                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 1)
                                           -


                               HESKA CORPORATION
                               -----------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                    ---------------------------------------
                        (Title of Class of Securities)


                                  42805E 10 8
                                 --------------
                                 (CUSIP Number)

                               December 31, 1998
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

        [_] Rule 13d-1(b)

        [_] Rule 13d-1(c)

        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 Pages

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-----------------------                                  ---------------------
  CUSIP NO. 42805E 10 8                   13G              PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      VOLENDAM INVESTERINGEN N.V.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      NETHERLANDS ANTILLES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,576,923

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,576,923

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,576,923

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      (See instructions)                                       [ ]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See instruction)
12
      CO

------------------------------------------------------------------------------


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This Amendment No. 1 is filed pursuant to Rules 13d-1(d) and 13d-2(b) under the
Securities Exchange Act of 1934, as amended (the "Act"), and amends the Statement on Schedule 13G filed February 13, 1998, with respect to the Common Stock of Heska Corporation, a Delaware corporation (the "Company"), owned by Volendam Investeringen N.V., a corporation organized under the laws of the Netherlands Antilles ("Volendam"). All information contained in this Statement regarding beneficial ownership of shares of the Company is as of December 31, 1998.

Item 1(a):  Name of Issuer
--------------------------

Heska Corporation


Item 1(b):  Address of Issuer's Principal Executive Offices
-----------------------------------------------------------

1613 Prospect Parkway, Fort Collins, Colorado 80525

Item 2(a):  Names of Persons Filing
-----------------------------------

Volendam Investeringen N.V.

Item 2(b):  Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------

Volendam Investeringen N.V.
c/o MeesPierson Trust (Curacao) N.V.
6 John B. Gorsiraweg
P.O. Box 3889
Curacao
NETHERLANDS ANTILLES

Item 2(c):  Citizenship or Place of Organization
------------------------------------------------

Netherlands Antilles

Item 2(d):  Title of Class of Securities:
-----------------------------------------

Common Stock, par value $.001 per share of the Company

Item 2(e):  CUSIP Number
------------------------

42805E 10 8

Item 3:
-------

Not applicable.

                                      -3-
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Item  4:  Ownership
-------------------

     (a)  Amount Beneficially Owned
     ------------------------------

     2,576,923

     (b)  Percent of Class  (The following percentages are based on 26,458,424
     ---------------------
     shares outstanding as of December 31, 1998)

     9.7%

     (c)  Number of Shares as to which such person has
     -------------------------------------------------

          (i)  sole power to vote or to direct the vote:
          ----------------------------------------------

          2,576,923

          (ii)  shared power to vote or to direct the vote:
          -------------------------------------------------

          0

          (iii)  sole power to dispose or to direct the disposition of:
          -------------------------------------------------------------

          2,576,923

          (iv)  shared power to dispose or to direct the disposition of:
          --------------------------------------------------------------

          0

Item 5:  Ownership of Five Percent or Less of a Class
-----------------------------------------------------

     Not applicable.

Item 6:  Ownership of More than Five Percent on Behalf of Another Person
------------------------------------------------------------------------

     No person, other than the filing person, is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities subject to this Schedule 13G.

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Item 7:  Identification and Classification of the Subsidiary Which Acquired the
-------------------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company
--------------------------------------------------------

     Not applicable.

Item 8:  Identification and Classification of Members of the Group
------------------------------------------------------------------

     Not applicable.

Item 9:  Notice of Dissolution of Group
---------------------------------------

     Not applicable.

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Item 10:  Signature
-------------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999.

VOLENDAM INVESTERINGEN N.V.



By:  /s/ MEESPIERSON TRUST (CURACAO) N.V.
     --------------------------------------------------------------
     Name:  MeesPierson Trust (Curacao) N.V.
     Title:  Managing Director